Exhibit F-1(a)






                                               March 3, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:      GPU, Inc.
                           Application on Form U-1
                           SEC File No. 70-8877
                           --------------------

Ladies and Gentlemen:

                  We refer to our opinion, dated October 7, 1996, filed as Exhibit F-1 to Amendment No. 1, dated the same date, to the Application on Form U-1, dated June 24, 1996, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by GPU, Inc., a Pennsylvania corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") and docketed in SEC File No. 70-8877. (The Application, as thus amended, is hereinafter referred to as the "Application").

                  The Application contemplated, among other things, the issuance and sale by the Company of up to 7,000,000 additional shares of its common stock, par value $2.50 per share (the "Additional Common Stock"). The Company would issue and sell the Additional Common Stock from time to time either through (i) one or more negotiated transactions with one or more underwriters,
(ii) one or more selling or placement agents who regularly engage in the sale or placement of such securities pursuant to a selling agency or distribution agreement, or (iii) direct placement transactions, sales to institutional or other purchasers through privately negotiated transactions, or any combination of the foregoing. In addition, it was also contemplated that the Company might sell Additional Common Stock through a selling agent, as principal, for resale to the public either directly or through dealers. It was anticipated that such sales would be made from time to time (x) in one or more market transactions on the floor of the New York Stock Exchange or any regional exchange on which the Company's common stock may be admitted to trading privileges, in block transactions on such exchanges, fixed price offerings off the floor of such exchanges or other special type offerings or distributions made in accordance with the rules of such exchanges and/or (y) in private placement transactions.

                  For many years, we have participated in various proceedings related to the issuance and sale of securities by the Company and we are



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familiar  with  the  terms of the  outstanding  securities  of the  corporations comprising the GPU holding company system.

                  In addition to the examination recited in the aforesaid opinion, we have examined a signed copy of your Commission's Order, dated October 10, 1996, forthwith permitting the Application, as then amended, to become effective. We attended the closing of the transactions contemplated by the Application and examined the various instruments, documents, agreements and certificates executed and delivered at the closing. We have also examined a copy of the Company's Certificate Pursuant to Rule 24 of Completion of Transactions, dated this date, under the Act, with which Certificate this opinion is being filed, certifying to the completion of the transactions proposed in the Application.

                  With respect to all matters of Pennsylvania law, we have relied upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, which is being filed as Exhibit F-2(a) to the aforesaid Rule 24 Certificate.

                  Based upon the foregoing, and assuming that all action under state "Blue Sky" laws to permit the consummation of the subject transactions has been completed, we are of the opinion that:

         (a) all State laws applicable to the proposed transactions have been complied with;

         (b) the Additional Common Stock has been validly issued and is fully paid and non-assessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the Company's Articles of Incorporation; and

         (c) the consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by the Company or any "associate company" thereof, as defined in the Act.

                  We hereby consent to the filing of this opinion as an exhibit to the Rule 24 Certificate and in any proceedings before the Commission that may be held in connection therewith.

                                               Very truly yours,




                                               BERLACK, ISRAELS & LIBERMAN LLP